Exhibit 99.0

Press Release
For Immediate Release

Compex Technologies Elects Gary Blackford, CEO of Universal Hospital Services, To Board Of
Directors

New Brighton, MN, January 24, 2005 — Compex Technologies (NASDAQ: CMPX), a worldwide leader in designing and manufacturing electrical muscle stimulation (E-stim) products used for pain management, rehabilitation, fitness and sports performance enhancement, announced today the election of Gary Blackford to the company’s board of directors.

Blackford is President, CEO and a director of Bloomington, Minn.-based Universal Hospital Services (UHS). UHS is a leading, nationwide provider of medical technology outsourcing and services to the health care industry, including national, regional and local acute care hospitals and alternate site providers, such as nursing homes and home care providers.

UHS has a diverse outsourcing customer base, including more than 3,100 acute care hospitals and approximately 3,150 alternate site providers, with extensive and long-standing relationships with over 300 major medical equipment manufacturers and many of the nation’s largest group purchasing organizations.

Compex CEO Dan W. Gladney said, “Gary’s expertise in the medical equipment industry and his extensive contacts and healthcare experience will be valuable to Compex and its shareholders. We are delighted to welcome him to our board of directors.”

Blackford is a seasoned healthcare executive, having held leadership positions at ValuRx, Curative Health, and Medintell Systems. He holds a bachelor’s degree in business administration and a Juris Doctor degree and CPA certificate. He is a member of the board of directors of Genezen Healthcare, Inc., a privately held provider of specialty pharmaceutical services based in Dallas, Texas, and a member of the board of the Twin Cities Ronald McDonald Charities, a nonprofit corporation dedicated to helping families live with a child’s serious illness.

About Compex Technologies
Compex Technologies is a worldwide leader in designing and manufacturing transcutaneous electrical nerve stimulation (TENS) and electrical muscle stimulation (E-stim) products used for pain management, rehabilitation, fitness and sports performance enhancement in clinical, home healthcare, sports and occupational medicine settings. Compex is the first U. S. company to offer consumers E-stim technology in FDA-cleared, over-the-counter products for sports-performance enhancement, improved physical fitness and general well being. Detailed information about Compex may be found on the websites http://www.compextechnologies.com and http://www.slendertone.com.

For investor relations information contact CFO Scott Youngstrom at (800) 676-6489 or Frank Hawkins or Julie Marshall, Hawk Associates at (305) 852-2383, e-mail: info@hawkassociates.com. For media information contact Molly Gaines, Haberman & Associates at (612) 338-3900, e-mail molly@habermaninc.com. Detailed information about Compex may be found on the websites http://www.compextechnologies.com and http://www.slendertone.com. Copies of Compex press releases, price quotes, SEC filings, analyst reports and other valuable information for investors may be found on the website http://www.hawkassociates.com. An investment profile on Compex Technologies, Inc. may be found at http://www.hawkassociates.com/compex/profile.htm.